Exhibit 10.64.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Bradley W. Evans (“Evans”) and the Board of Directors of Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska (“Chugach” or “Employer”).

WITNESSETH:

WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

WHEREAS, Evans has skills and experience in electric utility management transmission and distribution of electricity; and

WHEREAS, Chugach desires to obtain Evans’ services as the Chief Executive Officer of its business and Evans desires to be employed in that position by Chugach;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1. Employment. Chugach hereby employs Evans as its Chief Executive Officer and Evans hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. Duties.

a. Evans shall serve as Chugach’s Chief Executive Officer and shall perform his services as such within the framework of Chugach’s bylaws, policies, procedures and goals as Chugach’s Board of Directors shall from time to time determine, including but not limited to the following:

(i)	Board Policy 106, Delegations of Authority from the Board of Directors to the Chief Executive Officer, Appendix A hereto;

(ii)	Board Policy 107, Board of Directors – Chief Executive Officer Relationship, Appendix B hereto; and

(iii)	Board Policy 118, Delegation of Certain of the Secretary’s and Treasurer’s Duties to the Chief Executive Officer, Appendix C hereto.

In such capacity, Evans (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates, and (ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

b. Evans shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Evans shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder. Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Evans; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Evans for estate planning purposes). Evans also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach’s Board of Directors.

c. Chugach shall furnish Evans with an office and other facilities at Chugach’s headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

3. Term of Agreement. The term of this Agreement shall be for a period of three (3) years commencing July 1, 2013, and ending July 17, 2016. If the board has not given notice of renewal/termination by April 30, 2016, the contract will extend for one additional year.

4. Compensation. Chugach shall pay to Evans, in consideration of and as compensation for the services agreed to be rendered by Evans hereunder, the following:

a. Salary. During the first year of this Agreement (July 1, 2013 – June 30, 2014), Chugach shall pay to Evans an annual salary of Three Hundred Eleven Thousand Two Hundred Fifty Dollars ($311,250.00 US) (the “Base Salary”), payable in regular installments on Chugach’s normal paydays, less any applicable withholdings required by law or any applicable deductions authorized by Evans. During the second year of this Agreement (July 1, 2014 – June 30, 2015), Chugach shall pay to Evans an annual salary of Three Hundred Twenty One Thousand Three Hundred Sixty-Five Dollars and Sixty- Three cents ($321,365.63 US) (the “Base Salary”), payable in regular installments on Chugach’s normal paydays, less any applicable withholdings required by law or any applicable deductions authorized by Evans. During the third year of this Agreement (July 1, 2015 – June 30, 2016), Chugach shall pay to Evans an annual salary of Three Hundred Twenty-Nine Thousand Three Hundred Ninety-Nine Dollars and Seventy-Seven cents ($329,399.77 US) (the “Base Salary”), payable in regular installments on Chugach’s normal paydays, less any applicable withholdings required by law or any applicable deductions authorized by Evans

b. Discretionary Bonuses. In its sole discretion, the Board of Directors may award to Evans a performance-based bonus and/or an incentive-based bonus in accordance with Sections 4.b.1 and 4.b.2 below.

1. The Board of Directors may, in its sole discretion, establish performance-based objectives for Evans and assign a fixed dollar amount or percentage of Base Salary bonuses for the successful achievement of those objectives. The stated objective(s) will be provided to Evans by the Board of Directors and may be updated from time to time as the Board sees fit. For each objective met, Evans will be awarded the bonus associated with that objective, said payment(s) to be made within thirty (30) days of the Board’s determination, less any applicable withholdings required by law or any applicable deductions authorized by Evans. The parties acknowledge that such bonus payments to Evans, if any, are not considered compensation under any of the retirement plans offered by Chugach and therefore will not be considered in determining Evans’ retirement benefits.

2. The Board of Directors may, in its sole discretion, award to Evans an incentive based bonus of a maximum of $50,000, less any applicable withholdings required by law or any applicable deductions authorized by Evans. The parties acknowledge that such bonus payments to Evans, if any, are not considered compensation under any of the retirement plans offered by Chugach and therefore will not be considered in determining Evans’ retirement benefits.

c. Use of Company Vehicles. During the Employment Term, Evans shall be permitted to use Chugach vehicles on company business and to commute to and from work. Evans shall not be entitled to a company vehicle for personal use.

5. Chugach Provided Benefits. During the term of this Agreement and if available then, Evans shall be entitled to participate in all group health, pension, 401(k), deferred compensation plans, employer-paid long-term disability insurance and life insurance coverage and other fringe benefit programs maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein).

6. Holidays, Sick Leave and Annual Leave. Evans shall be entitled to such holidays, sick leave and annual leave as are provided to Chugach’s salaried administrative personnel generally.

7. Expenses. During the term of this Agreement, Chugach shall reimburse Evans for all reasonable travel, entertainment and other business expenses incurred or paid by Evans in performing his duties and functions hereunder, subject to Evans’ accounting for and reporting such expenses pursuant to applicable Chugach policies.

8. Non-Competition. During the term of this Agreement, during any extension thereof, and for a period of six months after termination of this Agreement, Evans shall not enter into or participate in any business competitive to the business carried on by

Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. As used herein, the term “business competitive to the business carried on by Chugach” means any business that involves the production, transmission or distribution of electricity, and the words “Southcentral Alaska” mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough. The provisions of this Section 8 shall survive the expiration and/or termination of this Agreement. If a court of competent jurisdiction should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as is reasonably necessary to protect its interests.

9. Confidential Information. During the term of this Agreement and at all times thereafter, Evans will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach. Upon the expiration or termination of this Agreement, upon Chugach’s request, Evans will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates. As used herein “confidential information” means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure. The foregoing confidential information provision shall not apply to information which: (i) is or becomes publically known through no wrongful act of Evans, (ii) is rightfully received from any third party without restriction and without breach by Evans of this Agreement, or (iii) is independently developed by Evans after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time. The provisions of this Section 9 shall survive the expiration and/or termination of this Agreement.

10. Termination.

a. Termination for Cause. Chugach may terminate Evans’ employment for “cause” immediately upon written notice to Evans, provided, however, that Evans must be given ten (10) days written notice of cause for termination and the opportunity to cure such cause within that time if the Board in its reasonable discretion determines that (1) the cause for termination is capable of being cured and (2) no similar conduct or failure that was previously cured has occurred. Such notice shall specify in reasonable detail the acts or omissions that constitute cause for termination. For purposes of this Agreement, “cause” means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts (i) supported by substantial evidence, and (ii) reasonably believed by the Board of Directors to be true. Examples of “cause” for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Agreement, and may also include the following: willful and repeated failure or refusal to carry out reasonable orders, instructions, or directives of the Board of Directors; material acts of dishonesty, disloyalty or competition related to the business of Chugach or its relationships with employees, suppliers, contractors, customers or others with whom Chugach does business; refusal or failure to furnish material information concerning Chugach’s affairs as reasonably requested by or under the authority of the Board of Directors, or falsification or misrepresentation of such information, conviction of a crime constituting fraud, intentional dishonesty, moral turpitude, or other conduct that materially compromises the reputation of the employee or Chugach; or any other act, course of conduct, or omission that has or is reasonably likely to have a material adverse effect on Chugach, its business or financial position, or its goodwill or reputation.

In the event of the involuntary termination of his employment for cause, Evans shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary earned through the effective date of Evans’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies. In the event of termination for cause under this Section, Evans’ obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

b. Termination without Cause. Chugach may terminate Evans’ employment without cause at any time during the term of this Agreement or any extension thereof. Upon such termination without cause and provided that the Consideration Requirements (as defined below) are satisfied, Chugach shall pay the following subject to the terms below:

(i) a lump sum payment equal to 50% of his annual Base Salary payable within ninety (90) days of the termination of employment; and

(ii) the full cost of any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period not in excess of 6 months on an after-tax basis and thereafter Evans shall be charged the full cost of such coverage. If Evans becomes reemployed with another employer and is eligible to participate in such employer’s health care plan, then Chugach shall not be obligated to pay the cost of any continued coverage after the date of such reemployment for Evans and any of Evans’ dependents.

(iii) The amounts described above under (i) and (ii) above shall collectively be referred to as “Severance.”

For purposes of this Agreement, “Consideration Requirements” means all of the following: (i) Evans executes and returns to Chugach a separation agreement in a form acceptable to Chugach, which shall include a full waiver and release of all claims by Evans against Chugach, its affiliates, and their officers, directors, employees and agents, (ii) the revocation period for the separation agreement has lapsed without revocation, and (iii) Evans has not entered into a consulting agreement with Chugach, as contemplated by Section 11.

In the event of a termination without cause under this Section 10(b), Evans also will be entitled to receive (1) his Salary earned through the effective date of Evans’s termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies. In the event of termination without cause under this Section, Evans’ obligations under Sections 8 and 9 shall continue under the terms and conditions of those Sections.

c. Voluntary Termination. Evans may voluntarily terminate his employment under this Agreement at any time upon sixty (60) days’ prior written notice to Chugach’s Board of Directors, whereupon Chugach’s employment of Evans shall terminate at the end of the sixty (60) day notice period. In the event of Evans’ voluntary termination of employment, he shall not be entitled to receive any compensation or benefits hereunder other than (1) his Salary accrued through the effective date of such termination, (2) accrued, unused annual leave, and (3) vested employee benefits under the terms and conditions of the governing plan documents and policies. In the event of voluntary termination under this Section, Evans’ obligations under Sections 8 and 9 shall continue under the terms and conditions of this Agreement.

d. Disability. Chugach may terminate Evans’ employment after having established Evans’ disability, subject to applicable state and/or federal law. For purposes of this Agreement, “Disability” means a physical or mental disability which impairs Evans’ ability to substantially perform his duties under this Agreement and which results in Evans becoming eligible for long-term disability benefits under Chugach’s long-term disability plan (or, if Chugach has no such plan in effect, which impairs Evans’ ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). Evans shall be entitled to the compensation and benefits under the terms and conditions of the governing plan documents or policies provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Evans’ Disability during which Evans is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Evans’ termination of employment pursuant to this Section. In the event of termination due to disability under this Section, Evans’ obligations under Sections 8 and 9 shall continue under the terms and conditions of those Sections.

e. Death. This Agreement shall automatically terminate the day after Evans’ death if it has not already terminated prior to that date.

f. Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the termination date; and (iii) the terms of this Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the termination date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to the other party hereunder.

g. No Duty of Mitigation. In the event of any termination of Evans’ employment under subsection 10(b), Evans shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Evans hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Evans.

11. Consulting Agreement. If Evans did not engage in conduct that could give rise to a termination for cause under Section 10(a) and is either terminated from Chugach without Cause under Section 10(b) or resigns under Section 10(c), then Chugach will consider whether to enter into a consulting agreement with Evans for a period of time after his separation of employment. Any consulting arrangement would be subject to mutual agreement of the parties and the then-current CEO of Chugach (or the individual who will become CEO upon Evans’s separation of employment). In addition, as a condition of Chugach entering into any consulting agreement with Evans and receiving consideration under that agreement, Evans shall: (a) be required to satisfy parts (i) and (ii) of the Consideration Requirements after his last day of employment with Chugach; (b) be required to satisfy parts (i) and (ii) of the Consideration Requirements again after his last day of service to Chugach as an independent contractor; and (c) not be entitled to the Severance under Section 10(b) upon termination of employment from Chugach or at any other time.

12. Injunctive Relief. It is agreed that the services of Evans are unique and that any breach or threatened breach by Evans of any provision of this Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Evans of his obligations under this Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Evans and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting either party from seeking injunctive relief to require resolution of disputes or controversies arising out of or relating to this Agreement.

13. Indemnification.

a. Chugach shall indemnify Evans (as a “protected person”) to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Evans in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Evans is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach’s controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a “Proceeding”).

b. Chugach shall advance to Evans all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Evans’ written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Evans is not entitled to be indemnified against such costs and expenses. Evans shall periodically account to Chugach for all such costs and expenses incurred by Evans in connection with his defense of the Proceeding.

c. The indemnification provided to Evans hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach’s Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Evans and other officers and directors of Chugach, or any separate written agreement with Evans. The provisions of this Section 13 shall survive any termination of this Agreement.

14. Amendment and Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral, including but not limited to the previous Employment Agreement (retroactive as of July 1, 2008). Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Evans’s existing obligations to Chugach to protect the confidentiality of information of Chugach and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests, which remain in full force and effect. Subject to applicable law and upon the consent of Chugach’s Board of Directors, this Agreement may be amended, modified and supplemented by written agreement of Chugach and Evans with respect to any of the terms contained herein.

15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery, or five (5) days after having been mailed, certified or registered, with postage prepaid:

If to Chugach	If to Evans
Chugach Electric Association, Inc.	Bradley W. Evans
P.O. Box 196300	Mailing:	P.O. Box 222483
Anchorage, Alaska 99519-6300		Anchorage, Alaska 99522
Facsimile: (907) 762-4888	Physical:	14741 Park Hills Circle
Attn: Chairman of Board of Directors		Anchorage, Alaska 99516

Or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

17. Assignment. This Agreement shall inure to the benefit of Evans and Chugach and be binding upon the successors and general assigns of Employer. This Agreement shall not be assignable by either party except to the extent set forth in Section 21.

18. Enforceability. In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

19. Applicable Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Alaska without regard to conflicts of laws principles thereof, and shall further be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

20. Compliance with Section 409A. The intent of Evans and Chugach is that all payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), this Agreement be interpreted to be in compliance with Section 409A, and that such payments and benefits not be subject to any tax or interest under Section 409A. In the event any term or provision of the Agreement would be prohibited by or inconsistent with the requirements of Section 409A, or cause any payments or benefits to be subject to tax or interest under Section 409A, such term or provision will be deemed reformed and modified to the minimum extent reasonably appropriate to conform with Section 409A. In no event will Chugach or any of its employees or representatives have any liability to Evans in the event that any payment or benefit provided under this Agreement becomes subject to tax or interest under Section 409A.

21. Beneficiaries: Executive’s Representative. Evans shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Evans’ death. Any such designation shall be made by written notice to Chugach. In the event of Evans’ death or of a judicial determination of Evans’ incompetence, references in this Agreement to Evans shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative (“Evans’ Representative”) solely for the purpose of providing a clear mechanism for the exercise of Evans’ rights hereunder in the case of Evans’ death or disability.

22. Jurisdiction. Any litigation arising out of or involving this Agreement will proceed only in the Third Judicial District, State of Alaska, and venue will be permissible only in Anchorage, Alaska.

23. Acknowledgement of Non-Reliance. Evans acknowledges and agrees that he has executed this Agreement freely and voluntarily, and that no representation or promise not expressly contained in the Agreement has been made by Chugach or the Board of Directors.

24. Informed Agreement. All the terms and conditions in this Agreement have been reflected upon without haste. The undersigned parties acknowledge that neither is at a disadvantage, that each has been advised to seek representation of counsel in the negotiation and signing of this Agreement, that each has had the opportunity to seek legal representation, and that each is signing this Agreement without coercion.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective July 1, 2013.

CHUGACH ELECTRIC ASSOCIATION, INC.

Name:	/s/ Janet Reiser

Title:
Chair, Chugach Board of Directors

BRADLEY W. EVANS

/s/ Bradley W. Evans
Bradley W. Evans